Exhibit 4.1

SECOND AMENDED AND RESTATED
DEPOSITARY TRUST AGREEMENT

AMONG
BANK OF MONTREAL,
AS INITIAL DEPOSITOR
BMO CAPITAL MARKETS CORP.,
AS UNDERWRITER AND INITIAL CALCULATION AGENT
AND
THE BANK OF NEW YORK MELLON,
AS TRUSTEE
AND
BNY MELLON TRUST OF DELAWARE,
AS DELAWARE TRUSTEE

DATED AS OF     , 2017

TABLE OF CONTENTS

			Page

ARTICLE 1	DEFINITIONS AND RULES OF CONSTRUCTION		1
	Section 1.1	Definitions	1
	Section 1.2	Rules of Construction	5
ARTICLE 2	CREATION AND DECLARATION OF TRUST, DECLARATION OF TRUST, FORM OF CERTIFICATES; DEPOSIT OF GOLD BULLION; DELIVERY, REGISTRATION OF TRANSFER AND SURRENDER OF GOLD DEPOSIT RECEIPTS		6
	Section 2.1	Creation and Declaration of Trusts	6
	Section 2.2	Legal Title	7
	Section 2.3	Acceptance by Trustee and Delaware Trustee	7
	Section 2.4	Issuance of Certificates; Book-Entry System and Transferability of Receipts	8
	Section 2.5	Registration of Transfer of Gold Deposit Receipts	9
	Section 2.6	Deposit of Gold Bullion	10
	Section 2.7	Delivery of Gold Deposit Receipts	10
	Section 2.8	Surrender of Receipts and Redemptions; Suspensions	11
	Section 2.9	Limitations on Delivery, Registration of Transfer and Surrender of Gold Deposit Receipts	12
	Section 2.10	Lost Certificates, Etc.	13
	Section 2.11	Cancellation and Destruction of Surrendered Certificates	13
ARTICLE 3	CERTAIN OBLIGATIONS OF AUTHORIZED PARTICIPANTS		14
	Section 3.1	Liability of Authorized Participants for Taxes and Other Governmental Charges	14
	Section 3.2	Tax Returns	14
	Section 3.3	Warranties on Deposit of Gold Bullion	14
ARTICLE 4	ADMINISTRATION OF THE TRUST		14
	Section 4.1	Evaluation of Gold Bullion	14
	Section 4.2	Payment of Expenses	15
	Section 4.3	Grantor Trust	15
	Section 4.4	Trust Administration	15
	Section 4.5	Trust Administration	15
ARTICLE 5	THE INITIAL DEPOSITOR AND THE TRUSTEE		15

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This SECOND AMENDED AND RESTATED DEPOSITARY TRUST AGREEMENT is agreed to as of    , 2017 (the “Agreement”) by and among BANK OF MONTREAL, a Canadian chartered bank (the “Initial Depositor”), BMO CAPITAL MARKETS CORP., a broker-dealer affiliate of the Initial Depositor, THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Trustee”), and BNY MELLON TRUST OF DELAWARE, a Delaware banking corporation, as Delaware trustee (with any successor Delaware banking corporation acting as a Delaware trustee, the “Delaware Trustee”).

W I T N E S S E T H:

WHEREAS, the Vaulted Gold Bullion Trust (the “Trust”) was created on December 10, 2013 in compliance with the provisions of the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del.  C. § 3801 et seq. (as it may be amended from time to time, or any successor legislation, the “Act”);

WHEREAS, in connection with the creation of the Trust, a certain Interim Trust Agreement was executed by the Initial Depositor, the Trustee and the Delaware Trustee on December 10, 2013 (the “Interim Trust Agreement”);

WHEREAS, the parties to the Interim Trust Agreement amended and restated the Interim Trust Agreement on December 1, 2014 (the “Original Depositary Trust Agreement”) to (i) establish the terms on which a fixed quantity of unencumbered, allocated, physical gold bullion (“Gold Bullion”) may be deposited in the Initial Depositor’s account at the Mint (as hereinafter defined) for the benefit of the Trust; and (ii) to establish the general terms and conditions relating to such deposit and related to the issuance from time to time of certificates evidencing Gold Deposit Receipts;

WHEREAS the parties amended and restated the Original Depositary Trust Agreement by entering into the Amended and Restated Depositary Trust Agreement dated as of June 29, 2016; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties desire to amend and restate the Amended and Restated Depositary Trust Agreement in its entirety, and hereby agree as follows:

ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1       Definitions.  Except as otherwise specified in this Agreement or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement.

“Act” has the meaning specified in the recitals hereto.

“Agreement” means this Second Amended and Restated Depositary Trust Agreement.

“Applicable Law” shall have the meaning set forth in Section 5.14.

“Authorized Participant” means a Person that, at the time of submitting a Purchase Order or a Redemption Order, or requesting Cash Delivery or otherwise representing beneficial owners hereunder, is a registered broker-dealer, or a bank or trust company regulated by the Office of the Comptroller of the Currency and/or one or more state banking companies and that is a DTC Participant that has entered into a Master Selected Dealer Agreement or other similar agreement with the Underwriter, as well as any Other Broker-Dealer that becomes a party to the Distribution Agreement; The Initial Depositor shall provide to the Trustee, from time to time, a list of all Authorized Participants.

“Benchmark Price” means, as of any day, the spot price for one troy ounce of Gold Bullion, as determined by the Calculation Agent.  The Calculation Agent shall use the spot price of gold reflected on EBS, an offering of EBS BrokerTec (“EBS”), without adjustment or modification, as the source for the spot price of Gold Bullion. If, for any reason, EBS is not posting spot prices, the Calculation Agent shall use the spot price reflected by the LBMA (PM) Gold Price, an offering of ICE Benchmark Administration (the “IBA”), without adjustment or modification, as its source for the spot price of Gold Bullion.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which any of the Initial Depositor, the Underwriter, or the Trustee is authorized or required by law or regulation to remain closed.

“Cash Delivery” shall have the meaning set forth in Section 2.8(b).

“Calculation Agent” shall initially mean the BMO Capital Markets Corp.

“Certificates” shall have the meaning set forth in Section 2.4(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission of the United States or any successor governmental agency in the United States.

“Corporate Trust Office” means the office of the Trustee at which its corporate trust business is principally administered which, at the date of this Agreement, is located at 101 Barclay Street, Floor 7 East, New York, New York 10286.

“Delaware Secretary of State” means the Office of the Secretary of State of the State of Delaware.

“Delaware Trustee” has the meaning specified in the recitals hereto.

“Delivery State” shall have the meaning set forth in Section 2.8(a).

“Distribution Agreement” shall mean the Amended and Restated Distribution Agreement to be dated on or about    , 2017 by and among the Trust, the Initial Depositor and the Underwriter, as amended from time to time.

“DTC” means The Depository Trust Company or its successor.

“DTC Participant” means a Person that, pursuant to DTC’s governing documents, is entitled to deposit Gold Deposit Receipts with DTC in its capacity directly as a “participant.”

“Gold Bullion” has the meaning specified in the recitals hereto.

“Gold Deposit Receipt” means a depositary trust receipt, which is issued pursuant to this Agreement and which represents the Owner’s interest in, and right to receive, Gold Bullion, deposited into the Trust Allocated Account, which may be one of several classes of Gold Deposit Receipts, as further described in the prospectus used in connection with the offering of the Gold Deposit Receipts.

“Gold Storage Agreement” means that certain gold storage agreement, entered into on October 9, 2015 by the Mint and the Initial Depositor, relating to the storage of Gold Bullion in an account at the Mint, as it may be amended or supplemented from time to time, or any successor agreement, as it may be amended.

“Indemnified Amounts” shall have the meaning set forth in Section 5.8(a).

“Indemnified Parties” shall have the meaning set forth in Section 5.8(a).

“Initial Depositor” means the Bank of Montreal.

“Interim Trust Agreement” has the meaning specified in the recitals hereto.

“LBMA” means the London Bullion Market Association.

“Master Selected Dealer Agreement” means an agreement between the Underwriter and an Authorized Participant that authorizes the Authorized Participant to, among other things, submit Purchase Orders relating to the Gold Deposit Receipts.

“Mint” means the Royal Canadian Mint, established by the Royal Canadian Mint Act, R.S.C. 1985, cR-9.

“Officer’s Certificate” means a certificate signed on behalf of the Initial Depositor or the Underwriter by a duly authorized officer of the Initial Depositor or the Underwriter.

“Order Cutoff Time” means, with respect to any Business Day, 4:00 p.m. (New York time, or such other time as may hereafter be established by the Underwriter and notified promptly to the Trustee) on such Business Day.

“Order Date” means, with respect to a Purchase Order, the date specified in Section 2.6(b) and, with respect to a Redemption Order, the date specified in Section 2.8(a).

“Other Broker-Dealer” means a certain third party that is both (1) a registered broker-dealer, or bank or trust company regulated by the Office of the Comptroller of the Currency and/or one or more state banking regulators; and (2) either a direct or indirect DTC Participant.

“Owner” means the Person in whose name a Gold Deposit Receipt is registered in the books and records of the Trust maintained by the Trustee for that purpose, which, for so long as the Gold Deposit Receipts shall trade through DTC, shall mean DTC.

“Person” means any individual, limited liability company, corporation, partnership, joint venture, association, joint stock company, trust (including any trust beneficiary), unincorporated organization or government or any agency or political subdivision thereof.

“Physical Delivery” shall have the meaning set forth in Section 2.8(a).

“Physical Redemption Form” shall have the meaning set forth in Section 2.8(a).

 “Purchase Order” has the meaning specified in Section 2.6(b).

“Qualified Bank” means a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any State of the United States that is authorized under those laws to exercise corporate trust powers and that (i) is a DTC Participant or a participant in such other Depository as is then acting with respect to the Gold Deposit Receipts; (ii) is a banking institution as defined in Section 408(n) of the Code, unless counsel to the Initial Depositor determines that such is not necessary for the exception under Section 408(m) of the Code to apply, and (iii) had, as of the date of its most recent annual financial statements, an aggregate capital, surplus and undivided profits of at least $150,000,000.

“Redemption Order” has the meaning specified in Section 2.8(a).

“Relevant Market” means the market in London on which members of the LBMA, or any successor thereto, quote prices for the buying and selling of gold, or if such market is no longer the principal trading market for gold or options or futures contracts for gold, such other exchange or principal trading market for gold as determined by the Calculation Agent which serves as the source of prices for gold, and any principal exchanges where options or futures contracts on gold are traded.

“Responsible Officer” means, with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee with direct responsibility for the administration of the Depositary Trust Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge and familiarity with the particular subject.

“Settlement Date” shall have the meaning set forth in Section 2.6(b).

“Surrender” means, when used with respect to Gold Deposit Receipts, one or more book-entry transfers of Gold Deposit Receipts to the DTC account of the Trustee in accordance with the standard practices and procedures of DTC.

“Transaction Documents” shall have the meaning set forth in Section 5.8.

“Trust” has the meaning specified in the recitals hereto.

“Trust Allocated Account” shall mean the segregated account maintained by the Initial Depositor at the Mint for the sole benefit of the holders of Gold Deposit Receipts pursuant to the Gold Storage Agreement and the terms and conditions of this Agreement.

“Trustee” means The Bank of New York Mellon, a corporation organized under the laws of the State of New York authorized to conduct a banking business, acting not in its individual capacity but solely in its capacity as Trustee under this Agreement, or any successor as Trustee thereunder.

“Underwriter” shall mean BMO Capital Markets Corp., acting as underwriter on a principal basis for the offering of Gold Bullion Receipts pursuant to the terms of the Distribution Agreement.

“US Dollar” or “US$” means the lawful currency of the United States.

“Vaulted Gold Bullion Trust” shall have the meaning set forth in Section 2.1(a).

“Website” shall have the meaning set forth in Section 5.2(iii).

“Withdrawal and Delivery Fee” shall have the meaning set forth in Exhibit B hereto.

“Withdrawal and Sale” shall have the meaning set forth in Section 2.8(b).

Section 1.2       Rules of Construction.  Unless the context otherwise requires:

(i)             a term has the meaning assigned to it;

(ii)            an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect in the United States from time to time;

(iii)           “or” is not exclusive;

(iv)           the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(v)           “including” means including without limitation; and

(vi)           words in the singular include the plural and words in the plural include the singular.

ARTICLE 2
CREATION AND DECLARATION OF TRUST, DECLARATION OF TRUST, FORM OF CERTIFICATES; DEPOSIT OF GOLD BULLION; DELIVERY, REGISTRATION OF TRANSFER AND SURRENDER OF GOLD DEPOSIT RECEIPTS

Section 2.1       Creation and Declaration of Trust.

(a)          The Trust continued hereby shall be known as the “Vaulted Gold Bullion Trust,” in which name the Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued. It is the intention of the parties hereto that the Trust created hereby constitutes a statutory trust under the Act, and that this document constitutes the governing instrument of the Trust. The execution and filing of the certificate of trust by the Trustee and the Delaware Trustee with the Delaware Secretary of State are hereby ratified. The Trustee acknowledges that on the date hereof, on behalf of the Trust, it has received from the Underwriter confirmation that the Mint has received a deposit of a specified amount, designated in troy ounces, of Gold Bullion from the Initial Depositor, and that the Mint has credited on its records such deposit to the Trust Allocated Account for the benefit of the Trust.  The Gold Bullion shall be held at the Mint by the Bank of Montreal in the Trust Allocated Account for the benefit of the holders of the Gold Deposit Receipts for the purposes of, and subject to, and limited by, the terms and conditions set forth in, this Agreement.  From time to the Trust will offer multiple classes of Gold Deposit Receipts, all of which have the same rights and rank pari passu with one another, and shall each represent an undivided interest in one troy ounce of Gold Bullion.  The terms of these different classes shall be identical, but the classes shall be subject to differing selling concessions or fees at the time of initial issuance and sale.

(b)           From time to time, the Initial Depositor will deposit with the Mint, Gold Bullion in such quantities as required necessary to satisfy the requirements of issuance of each Gold Deposit Receipt in accordance with this Article 2.

(c)           The Trustee on behalf of the Trust shall have full power and authority to engage in such business or activities as are expressly set forth in this Agreement and any other agreements or instruments to which, in compliance with the provisions of this Trust Agreement, it shall become a party to or by which it may be bound.  The Trust shall not engage in any business or activities other than those expressly required or authorized by this Agreement and any other agreements or instruments to which, in compliance with the provisions of this Trust Agreement, it shall become a party.  Other than issuance of the Gold Deposit Receipts, the Trust shall not issue or sell any certificates or other obligations or otherwise incur, assume or guarantee any indebtedness for money borrowed.  The Trust shall issue Gold Deposit Receipts through the facilities of DTC or any successor thereto pursuant to the Distribution Agreement.

(d)           Anything herein to the contrary notwithstanding, the Trustee does not assume any of the duties, responsibilities, obligations or liabilities of the Initial Depositor, the Underwriter, the Calculation Agent, the Mint, DTC, any Authorized Participant, or any Other Broker-Dealer in respect of the Gold Deposit Receipts.

(e)           The Gold Deposit Receipt(s) shall be held by the Trustee as custodian for DTC at such place and in such manner as the Trustee shall determine.

(f)           It is the intention of the parties hereto that the Trust be classified for United States federal income tax purposes as a grantor trust, which shall be treated as a domestic trust for United States federal income tax purposes, and neither the Initial Depositor nor the Underwriter shall take any action that would be reasonably likely to cause the Trust to be characterized as other than a domestic grantor trust for United States federal income tax purposes.  Notwithstanding any other provision of this Agreement, it is the intention of the parties that the Trust qualify as a “United States person” under Section 7701(a)(30)(E) of the Code, and one or more United States persons shall always have the authority to control all substantial decisions under this Agreement.  A person who is not a “United States person” (as defined in Section 7701(a)(30)(A)-(C) of the Code) shall not serve as a Trustee, and any power, fiduciary or otherwise, held by a person who is not a United States person shall be effective only to the extent such power is not the power to make a “substantial decision,” as defined in Treasury Regulation Section 301.7701-7.  Any person who does not reside in one of the fifty (50) states of the United States shall be disqualified from serving as Trustee.  The provisions of this Agreement shall be interpreted to further this intention of the parties.

(g)           The Initial Depositor is hereby authorized and directed to execute and deliver the Distribution Agreement on behalf of the Trust and to take all actions necessary in connection with such execution and delivery.

Section 2.2       Legal Title.  Legal title to all of the assets of the Trust shall be vested in the Trust as a separate legal entity; provided, however, that where applicable law in any jurisdiction requires any part of the assets of the Trust to be vested otherwise, the Initial Depositor may cause legal title to the assets of the Trust or any portion thereof to be held by or in the name of the Trustee, the Underwriter or another affiliate of the Initial Depositor or any other Person (other than an Owner) as custodian or nominee, provided such Person shall be a “United States person” (as defined in Section 7701(a)(30)(A)-(C) of the Code).

Section 2.3       Acceptance by Trustee and Delaware Trustee.

(a)           The Trustee and the Delaware Trustee each hereby accepts its appointment as such and agrees to perform its duties as trustee in accordance with this Agreement and the Act.

(b)           The Delaware Trustee has been appointed solely for the purpose of complying with the requirement of the Act that the Trust have one trustee, which, in the case of a natural person, is a resident of the State of Delaware, or which, in all other cases, has its principal place of business in the State of Delaware. The duties and responsibilities of the Delaware Trustee shall be limited solely to (i) accepting legal process served on the Trust in the State of Delaware and (ii) the execution and delivery of all documents, and the maintenance of all records, necessary to form and maintain the existence of the Trust under the Act. Except for the purpose of the foregoing sentence, the Delaware Trustee shall not be deemed a trustee and shall have no management responsibilities or owe any fiduciary duties to the Trust, the Initial Depositor or its beneficial owners.

Section 2.4       Issuance of Certificates; Book-Entry System and Transferability of Receipts.

(a)           Upon notification from the Underwriter that a Purchase Order has been received by an Authorized Participant, the Underwriter will instruct the Trustee, prior to the Order Cutoff Time, to issue the applicable class of Gold Deposit Receipts, pursuant to the instruction received from the Underwriter, each representing one troy ounce of Gold Bullion. Such instruction will be provided via the Trustee’s “BNY Connect” system or other similar electronic means and shall evidence the Underwriter’s representation that it has instructed the Initial Depositor on behalf of the Authorized Participant to deposit Gold Bullion in the Trust Allocated Account in an amount sufficient to issue such additional Gold Deposit Receipts. The Trustee will, on the second business day following receipt of such notification, issue such Gold Deposit Receipts to such Authorized Participant against payment therefor and deliver such proceeds to the Underwriter. The certificates evidencing Gold Deposit Receipts (the “Certificates”) shall be substantially in the form set forth in Exhibit A annexed to this Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided.  No Gold Deposit Receipts shall be entitled to any benefits under this Agreement or be valid or obligatory for any purpose unless a global Certificate shall have been executed by the Trustee under the manual or facsimile signature of a duly authorized signatory of the Trustee.  The Trustee shall maintain books on which the registered ownership of each Gold Deposit Receipt and transfers, if any, of such registered ownership shall be recorded.  Certificate(s) bearing the manual or facsimile signature of a duly authorized signatory of the Trustee, who was, at the time such Certificate(s) were executed a proper signatory of the Trustee, if applicable, shall bind the Trust, notwithstanding that such signatory has ceased to hold such office prior to the delivery of such Certificate(s).  The global Gold Deposit Receipts shall be held by the Trustee as custodian for DTC.

(b)           A Certificate may be endorsed with, or have incorporated in the text thereof, such legends or recitals or modifications not inconsistent with the provisions of this Agreement as may be required by the Underwriter or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Certificate is subject.

(c)           The Underwriter will apply to DTC for acceptance of the Gold Deposit Receipts in its book-entry settlement system.  Individual, non-global Certificates will not be issued for the Gold Deposit Receipts.  Instead, a global Certificate of each class of Gold Deposit Receipts will be signed by the Trustee on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee as custodian on behalf of DTC, and will, under such circumstances, each represent all of the applicable class of Gold Deposit Receipts outstanding at any time.  Each Gold Deposit Receipt registered in the name of Cede & Co., as nominee for DTC, shall bear the following legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) OR AN AUTHORIZED REPRESENTATIVE OF CEDE & CO., DTC’S NOMINEE, TO THE TRUSTEE FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(d)           Each class of Gold Deposit Receipts shall be evidenced by one or more global Certificate(s) registered in the name of a nominee of DTC and no Person acquiring beneficial ownership of such Gold Deposit Receipts shall receive or be entitled to receive a separate, non-global, Certificate evidencing the Gold Deposit Receipts.  Ownership of beneficial interests in Gold Deposit Receipts evidenced by such global Certificate(s) shall be shown on, and the transfer of such beneficial ownership shall be effected only through, records maintained by (i) DTC or (ii) institutions that have accounts with DTC in accordance with DTC’s standard practices and procedures.

(e)           Notwithstanding Section 2.4(d) above or any other provision herein to the contrary, if, at any time when any class of Gold Deposit Receipts are evidenced by a global Certificate, DTC ceases to make its book-entry settlement system available for such Gold Deposit Receipts, and no successor to DTC shall have been appointed, the Trustee shall issue a separate Certificate to each DTC book-entry settlement system participant entitled thereto as instructed in writing by DTC, with such additions, deletions and modifications to this Agreement and to the form of certificate evidencing Gold Deposit Receipts as the Underwriter and the Trustee may, from time to time, agree.

(f)           Title to a Certificate, when properly endorsed or accompanied by proper instruments of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the State of Delaware.

Section 2.5       Registration of Transfer of Gold Deposit Receipts.

If physical Certificates have been issued, the Trustee, subject to the terms and conditions of this Agreement, shall register transfers of Gold Deposit Receipts on its transfer books from time to time, upon any Surrender of a Gold Deposit Receipt by the Owner in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, and duly stamped as may be required by the laws of the State of New York, the State of Delaware and of the United States of America.  Thereupon the Trustee shall execute a new Certificate or Certificates, and deliver the same to or upon the order of the transferor.

Section 2.6       Deposit of Gold Bullion.

(a)           The Initial Depositor is party to the Gold Storage Agreement with the Mint pursuant to which Gold Bullion is deposited by the Initial Depositor into the Trust Allocated Account held at the Mint.  From time to time, as provided in Section 2.1 and Section 2.4 above, the Underwriter shall notify the Trustee by written instruction that Gold Bullion has been deposited by the Initial Depositor on behalf of the relevant Authorized Participant into the Trust Allocated Account for the benefit of the Trust, in an amount (or amounts) sufficient to issue Gold Deposit Receipts in the manner set forth in such written instruction.

(b)           An Authorized Participant wishing to acquire a Gold Deposit Receipt must place an order with the Underwriter (a “Purchase Order”) no later than the Order Cutoff Time.  Purchase Orders may be received telephonically, by email, via DTC or by any other reasonable means.  Purchase Orders received by the Underwriter on or prior to the Order Cutoff Time on a Business Day will have that Business Day as the Order Date. Purchase Orders received by the Underwriter after the Order Cutoff Time on a Business Day, or on a Business Day on which the Benchmark Price cannot be determined due to the occurrence of a force majeure event or market disruption event, will have as their Order Date the next Business Day on which the Benchmark Price can be determined.  As consideration for each Gold Deposit Receipt acquired, the relevant Authorized Participant must deposit with the Trustee the amount determined by the Calculation Agent on the Order Date of the corresponding Purchase Order. The Trustee shall deliver such proceeds to the Underwriter.  The Underwriter shall notify the Trustee and the Initial Depositor of each such Purchase Order.  The settlement date will be no later than the second Business Day following the date of receipt by a Responsible Officer of the Trustee of the Purchase Order (“Settlement Date”).

(c)           All deposited Gold Bullion shall be held in the Trust Allocated Account of the Initial Depositor at the Mint for the benefit of the Trust.  Neither the Trustee nor the Trust shall be responsible, or liable, for any misconduct, bad faith or negligence of the Initial Depositor or the Mint in respect of either’s handling of the Trust Allocated Account or any amount deposited, or not deposited therein.

Section 2.7       Delivery of Gold Deposit Receipts.  Upon receipt by the Trustee of any Purchase Order and notification from the Underwriter of the amount determined by the Underwriter or Calculation Agent to be due from the Authorized Participant to the Underwriter with respect of such Purchase Order and an acknowledgement that such amount has been paid by the Authorized Participant to the Underwriter, the Trustee shall cause to be credited to the relevant Authorized Participant’s account at DTC the number of Gold Deposit Receipts of the applicable class issuable in respect of such Purchase Order, but only upon payment to the Trustee of all taxes and governmental charges and fees payable, if any, (as determined by the Underwriter or Calculation Agent to be due and payable to the Trustee and notified to the Trustee in its instruction) in connection with such deposit and purchase of the Gold Bullion and the issuance and delivery of related Gold Deposit Receipts.

Section 2.8       Surrender of Receipts, Redemptions and Cash Deliveries; Suspensions.

(a)           Upon Surrender to the Trustee of any Gold Deposit Receipt by an Authorized Participant or Other Broker-Dealer and upon payment by such Authorized Participant or Other Broker-Dealer to the Trustee of the Withdrawal and Delivery Fee and all taxes and governmental charges and fees payable, if any, as determined by the Underwriter or the Calculation Agent to be so payable and notification to the Trustee in connection with such surrender, such Authorized Participant or Other Broker-Dealer shall be entitled, upon written instruction to the Trustee, which shall be substantially in the form set forth in Exhibit B hereto (the “Physical Redemption Form”) to redeem Surrendered Gold Deposit Receipts and to receive Gold Bullion in the amount of one troy ounce of Gold Bullion per Gold Deposit Receipt from the Trust Allocated Account in exchange therefor (“Physical Delivery”).  Authorized Participants or Other Broker-Dealers wishing to redeem Gold Deposit Receipts and request Physical Delivery must place an order with the Underwriter (a “Redemption Order”) no later than the Order Cutoff Time (or such other time as may hereafter be established by the Initial Depositor and promptly notified to the Trustee) on any Business Day.  Redemption Orders received by the Underwriter at or prior to the Order Cutoff Time on a Business Day will have that Business Day as the Order Date.  Redemption Orders received by the Underwriter after the Order Cutoff Time on any Business Day, or on a Business Day on which the Benchmark Price cannot be determined by the Calculation Agent due to the occurrence of a force majeure or market disruption event, will have as their Order Date the next Business Day on which the Benchmark Price can be determined by the Calculation Agent.  The Physical Redemption Form shall indicate the delivery address, which must be located in a Delivery State (as hereinafter defined), and the number of Gold Deposit Receipts Surrendered. The Trustee shall review the Physical Redemption Form and confirm that the proposed delivery address is within a Delivery State and forward a copy of the Physical Redemption Form to the Underwriter. “Delivery State” shall mean a state within the United States specifically approved by the Underwriter as a “Delivery State” as specified on Exhibit B hereto.  If delivery instructions are not within a Delivery State, the Trustee shall reject such request for Physical Delivery.  The Authorized Participant or Other Broker-Dealer shall deliver the Gold Deposit Receipt to the Trustee, as well as the Withdrawal and Delivery Fee, taxes and governmental charges or other fees payable as aforementioned, to an account established by the Trustee for the benefit of the Initial Depositor (the “Physical Delivery Account”).  Pursuant to instruction from the Underwriter, upon receipt of such amounts and confirmation from the Underwriter that the request for Physical Delivery has been processed, the Trustee shall cancel the Gold Deposit Receipt and the Initial Depositor shall deliver the requisite Gold Bullion to the relevant Authorized Participant or Other Broker-Dealer.  Neither the Trustee nor the Initial Depositor shall be responsible for the storage and safekeeping of any Gold Bullion delivered to an Authorized Participant, Other Broker-Dealer or the Owner, and the undertaking to deliver Gold Bullion will be discharged upon the execution of the delivery receipt by the relevant Authorized Participant or Other Broker-Dealer, and neither shall bear liability for any loss or damage of Gold Bullion arising after delivery.

(i)           None of the Trust, the Trustee or the Initial Depositor shall be liable for any direct or indirect loss or damage incurred by the Owner or the Authorized Participant or Other Broker-Dealer arising from any delay in the delivery of Gold Bullion.

(b)           Authorized Participants or Other Broker-Dealers that elect to sell any Gold Deposit Receipt for cash (“Cash Delivery”) must notify the Trustee and the Underwriter of such election. The Authorized Participant or Other Broker-Dealer so electing shall then tender the relevant Gold Deposit Receipts through the Underwriter, which will withdraw and sell a proportionate interest in Gold Bullion in the amount of one troy ounce of Gold Bullion per Gold Deposit Receipt (“Withdrawal and Sale”) for cash to the Initial Depositor for further delivery to the Authorized Participant or Other Broker-Dealer.  The amount of cash paid to the Authorized Participant or Other Broker-Dealer pursuant to a Cash Delivery will be based on the Benchmark Price, as determined by the Calculation Agent.  Any Withdrawal and Sale will be at a price determined by the Underwriter.

(c)           Upon notice by the Initial Depositor to the Trustee, the Underwriter may, in its discretion, suspend, postpone or reject an Authorized Participant’s or Other Broker-Dealer’s right to sell Gold Bullion and the Gold Deposit Receipts associated therewith for Cash Delivery, as set forth in Section 2.9.  None of the Initial Depositor, the Underwriter, the Trust or the Trustee shall be liable to any Person or in any way for loss or damages that may result from any such suspension, postponement, or rejection.  The Underwriter shall provide written notice to the Trustee with respect to any such suspension, postponement or rejection.  The Underwriter shall provide the Trustee with written notice of the termination of any period of suspension.

(d)           Upon notice by the Underwriter to the Trustee, the Underwriter may suspend, postpone or reject an Authorized Participant’s or Other Broker-Dealer’s right to redeem Gold Deposit Receipts for Physical Delivery of Gold Bullion upon the occurrence of a force majeure event or a market disruption event that prevents the Physical Delivery of Gold Bullion upon redemption. Such suspension shall continue only so long as such force majeure event or market disruption event continues.

Section 2.9       Limitations on Delivery, Registration of Transfer and Surrender of Gold Deposit Receipts.

(a)           The Trustee or the Underwriter, as applicable, (i) shall require payment from the Authorized Participant or Other Broker-Dealer of a sum sufficient to reimburse it for any tax or other governmental charges with respect to any disposition of a Gold Deposit Receipt (including any such tax or governmental charges and fees with respect to Gold Deposit Receipts being deposited or withdrawn) and payment of any Withdrawal and Delivery Fee or any other applicable fees as herein provided, (ii) may require the production of proof satisfactory to it as to the identity and genuineness of any signature or other information that it deems to be necessary and (iii) may also request compliance with any regulations the Initial Depositor or the Underwriter may establish consistent with the provisions of this Agreement, including, without limitation, this Section 2.9.

(b)           Notwithstanding any provision herein to the contrary, Physical Delivery may not be suspended generally, or refused with respect to particular requested deliveries, other than in the case of a market disruption event or force majeure event where the Initial Depositor is prevented for reasons outside of its control from delivering the Gold Bullion, and such suspension or refusal shall only last so long as the Initial Depositor continues to be so prevented from delivering the Gold Bullion.  Cash Delivery may, however, be suspended generally or refused with respect to particular requested deliveries during any period if such action is deemed necessary or advisable by the Underwriter for any reason at any time or from time to time.  The sales of Gold Bullion and the Gold Trust Receipts associated therewith for cash may be suspended for any reason without notice, including, but not limited to, if a market disruption event or a force majeure event occurs, provided that Cash Delivery may not be suspended if the Authorized Participant or Other Broker-Dealer has already provided the Trustee with instructions and payment pursuant to Section 2.8(a).  For these purposes, a “market disruption event” means any of the following events, as determined by the Underwriter:  (i) the suspension of or material limitation on trading in gold, or futures contracts or options related to gold, on the Relevant Market; (ii) the failure of trading to commence, or permanent discontinuance of trading, in gold, or futures contracts or options related to gold, on the Relevant Market; (iii) the failure of the IBA to calculate or publish the price of gold twice a day for that day (or the information necessary for determining the price) as part of the LBMA gold price; or (iv) any other event, if the Underwriter determines in its sole discretion that the event materially interferes with its ability to sell the Gold Deposit Receipts, repurchase Gold Bullion, or, as Calculation Agent, determine the spot price.  For the purpose of determining whether a market disruption event has occurred: (x) a limitation on the hours in a trading day and/or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular trading hours of the Relevant Market; and (y) a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by the LBMA in the Relevant Market under ordinary circumstances. “Force majeure” means any bona fide event beyond the control of the Underwriter (other than as a result of financial incapacity of Initial Depositor) and not caused by an act or omission of the Initial Depositor, in the nature of any government act, restriction, act of God, fire, war, terrorism, earthquake, regulation or control, inability to obtain labor or materials, lack or shortage of Gold Bullion, inability to obtain Gold Bullion due to market demand or market shortage, flood, embargo, sabotage, explosion, bank failure, insurrection, civil commotion, riot, general internet or wireless communication or power failure, or labor shortage or dispute that, in any case, causes such party to be unable to fulfill or to be delayed or restricted in the fulfillment of any duty or obligation arising in connection with the offering of Gold Deposit Receipts for sale for cash.

Section 2.10     Lost Certificates, Etc.   In case any Certificate shall be mutilated, destroyed, lost or stolen, the Trustee shall execute and deliver a new Certificate of like tenor in exchange and substitution for such mutilated Certificate upon cancellation thereof, or in lieu of and in substitution for such destroyed, lost or stolen Certificate.  Before the Trustee shall execute and deliver a new Certificate in substitution for a destroyed, lost or stolen Certificate, the Owner thereof shall have (a) provided the Trustee with (i) a request for such execution and delivery and (ii) indemnity reasonably satisfactory to the Trustee and the Initial Depositor, and (b) evidence to the satisfaction of the Trustee, Initial Depositor and Underwriter of the destruction, loss or theft of such Certificate.

Section 2.11     Cancellation and Destruction of Surrendered Certificates.  All Certificates Surrendered to the Trustee for cancellation shall be canceled by the Trustee.  The Trustee is authorized to destroy Certificates so canceled.

ARTICLE 3
CERTAIN OBLIGATIONS OF AUTHORIZED PARTICIPANTS

Section 3.1       Liability of Authorized Participants for Taxes and Other Governmental Charges.  If any tax or other charge shall become payable with respect to any Gold Deposit Receipts, such tax or other governmental charge shall be payable by the Authorized Participants or Other Broker-Dealers owning such Gold Deposit Receipts to the Trustee or the Underwriter, as applicable.  The Underwriter shall instruct the Trustee as to the amount of any such tax or other governmental charge and not to effect transfer of such Gold Deposit Receipts until such payment is made, or the Underwriter may sell such Gold Deposit Receipts and may apply the proceeds of any such sale in payment of such tax or other governmental charge and the Authorized Participant or Other Broker-Dealer of such Gold Deposit Receipt shall remain liable for any deficiency.  The Underwriter shall distribute any net proceeds of a sale made under the preceding sentence that remain, after payment of the tax or other governmental charge, to the Authorized Participant or Other Broker-Dealer entitled thereto as in the case of a distribution in cash.

Section 3.2       Tax Returns.  Unless required by law, none of the Initial Depositor, the Trust, the Calculation Agent, any Authorized Participant or Other Broker-Dealer, the Owner(s) or any beneficial owner of any Gold Deposit Receipt shall take any position on their tax returns or other tax filings inconsistent with the treatment of the Trust as a domestic grantor trust for United States federal income tax purposes.  The Trust shall (i) take all action necessary to cause all applicable tax returns and tax information reports that are required to be filed with respect to the Trust to be duly prepared and filed on behalf of the Trust and (ii) issue all relevant tax forms as required under United States federal, state, or local law (including any administrative regulation, pronouncement, or official interpretation). The Trust shall be entitled, at the expense of the Initial Depositor, to hire accountants to prepare and file any such returns, reports and forms.

Section 3.3       Warranties on Deposit of Gold Bullion.  The Initial Depositor hereby represents and warrants that the Gold Bullion meets the purity requirements to be Gold Bullion, the Gold Bullion is free and clear of any lien, pledge, encumbrance, right, charge or claim (other than the rights created by this Agreement).  All representations and warranties shall survive the deposit of Gold Bullion, issuance of Gold Deposit Receipts or termination of this Agreement.

ARTICLE 4
ADMINISTRATION OF THE TRUST

Section 4.1       Evaluation of Gold Bullion.  As promptly as practicable after 4:00 p.m. (New York time, or such other time as may hereafter be established by the Initial Depositor and promptly notified to the Trustee), assuming no market disruption or force majeure event has occurred, on each Business Day, the Calculation Agent shall determine the value of the Gold Bullion held on behalf of the Trust on the basis of the Benchmark Price for that day.  Gold Bullion deliverable under a Purchase Order shall be included in the evaluation beginning on the Order Date.  Gold Bullion deliverable under a Redemption Order shall not be included in the evaluation on and after the Order Date.

Section 4.2       Payment of Expenses.  The Initial Depositor will bear all expenses and charges of the Trust, including, but not limited to: (1) any expenses or liabilities of the Trust; (2) any taxes and other governmental charges that may fall on the Trust or its property; (3) fees, expenses and any indemnification of Trustee; and (4) reasonable and documented legal expenses of outside counsel to the Trustee.

Section 4.3       Grantor Trust.  Nothing in this Agreement, any agreement made by the Trustee, or otherwise, shall be construed to give the Trustee the power to vary the investment of the Owners within the meaning of Treasury Regulation Section 301.7701-4(c) or any similar or successor provision of the regulations under the Code, nor shall the Initial Depositor or the Underwriter give the Trustee any direction that would vary the investment of the Owners.  However, the Trustee shall not be liable to any Person for any failure of the Trust to qualify as a domestic grantor trust under the Code or any comparable provision of the laws of any state or other jurisdiction where that treatment is sought.

Section 4.4       Trust Administration.  The Trustee shall administer the Trust exclusively within the United States.

Section 4.5       Custody Fee.  The Initial Depositor reserves the right to charge the holders of Gold Deposit Receipts a custody fee, not to exceed 0.50% per annum of the daily average closing price of Gold Bullion represented by the Gold Deposit Receipts, as calculated by the Initial Depositor, acting in good faith.  In the unlikely event that the Initial Depositor determines that it is appropriate to impose a custody fee, the Initial Depositor will notify the Trust, the Trustee and the Authorized Participants, who will notify holders, and will also make available the amount of such custody fee on the Trust’s website. Notice of any such custody fee will be given at least 60 days prior to the fee taking effect.  The amount of any such fee will be reflected as an increase in the deposit fee charged to holders at the time they purchase Gold Deposit Receipts.

ARTICLE 5
THE INITIAL DEPOSITOR AND THE TRUSTEE

Section 5.1       Representations and Warranties of the Initial Depositor.

(a)           The Initial Depositor shall be deemed to represent and warrant that:

(i)            Due Authorization.  The Initial Depositor has full legal right, corporate power and authority to enter into this Agreement and carry out the duties and responsibilities contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Initial Depositor, and constitutes a legal, valid and binding agreement of the Initial Depositor, enforceable against the Initial Depositor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and the application of equitable principles relating to the availability of remedies, and except as rights to indemnity or contribution, including but not limited to, indemnification provisions set forth in Section 5.8 of this Agreement may be limited by federal or state securities law or the public policy underlying such laws.

(ii)           The Gold Storage Agreement.  The Gold Storage Agreement has been duly and validly authorized, executed and delivered by the Initial Depositor and the Mint, and constitutes the legal, valid and binding obligation of the Initial Depositor and the Mint, enforceable against the Initial Depositor and the Mint in accordance with its terms.

(iii)           Gold Bullion.  The Gold Bullion held by the Trust is free and clear of any lien, pledge, encumbrance, right, charge or claim (other than the rights created by this Agreement).  Gold Bullion purchased in connection with the Gold Deposit Receipt or delivered upon a Redemption Order will have minimum fineness of 995 parts per 1000.  Subject to the terms of the Gold Storage Agreement, the Initial Depositor, in its sole and absolute discretion, will determine whether the physical Gold Bullion holdings in the Initial Depositor’s account are in coin, bar, wafer, or ingot form.  If the Gold Bullion is in coin form, each coin will also: (w) have been produced by the Mint and be legal tender in Canada for its denomination; and (x) have a fair market value not exceeding 110 percent of the fair market value of the coin’s gold content. If the Gold Bullion is in bar, wafer, or ingot form, the Gold Bullion will also (y) have been fabricated by a metal refiner included in the LBMA’s good delivery list of acceptable refiners for gold; and (z) bear basic identification markings that are recognized and accepted for trading in Canadian financial markets, including the hallmark of the metal refiner that produced it and a stamp indicating its fineness and weight, and no other markings.

Section 5.2       Covenants of the Initial Depositor and of the Underwriter.

(a)           The Initial Depositor covenants and agrees that:

(i)             In the event the Gold Storage Agreement is terminated, the Initial Depositor may enter into a new gold storage agreement with an entity authorized to store precious metals.  Following such termination, or if the terms of such Gold Storage Agreement are materially changed or altered, the Initial Depositor shall promptly notify the Trustee of any such termination, change or alteration.

(ii)            The Gold Bullion relating to the Gold Deposit Receipts shall be free of any lien, pledge, encumbrance, right, charge or claim (other than the rights created by this Agreement).

(iii)           The Initial Depositor, or an affiliate of the Initial Depositor, shall create and maintain a website for the Trust (the “Website”) which will set forth, among other things, the Authorized Participants, applicable fees, including, but not limited to applicable Withdrawal and Delivery Fees, a list of current Delivery States, and calculations and determinations.  The Initial Depositor shall also create and maintain a page on Bloomberg which will provide intra-day indications on the current price per Gold Deposit Receipt.

(iv)           Any Gold Deposit Receipts issued under the terms of this Agreement shall only be issued by the Trustee upon receipt by it from the Underwriter of confirmation that the amount of Gold Bullion corresponding to such Gold Deposit Receipts has been deposited into the Initial Depositor’s account at the Mint.

(v)           The Initial Depositor shall audit, or shall engage an external auditor to audit, the physical storage of the Trust’s Gold Bullion at the Mint on an annual basis.

(vi)           The Initial Depositor shall select a service carrier to transfer and deliver Gold Bullion to any Delivery State, and enter into any agreements or instruments with such service carrier for the transfer and delivery of Gold Bullion to an Owner or an Authorized Participant.

(b)           The Underwriter covenants and agrees that:

(i)            The Underwriter in its role as initial Calculation Agent shall perform any and all calculations and determinations regarding (i) the Benchmark Price, (ii) any amounts due from any Authorized Participant or Other Broker-Dealer in respect of taxes or other governmental charges; and (iii) any Withdrawal and Delivery Fee, and shall promptly provide to the Trustee a schedule containing any such calculations or determinations.

(ii)            The Underwriter shall promptly notify the Trustee of any suspension as set forth in Section 2.9 of this Agreement.

Section 5.3       Maintenance of Office and Transfer Books by the Trustee.

(a)           Until termination of this Agreement in accordance with its terms, the Trustee shall maintain in the Borough of Manhattan, The City of New York, facilities for the execution and delivery, registration, registration of transfers and Surrender of Gold Deposit Receipts in accordance with the provisions of this Agreement.  The Trustee hereby appoints its Corporate Trust Office for such purpose.

(b)           The Trustee shall keep a copy of this Agreement and books for the registration of Gold Deposit Receipts and transfers of Gold Deposit Receipts which at all reasonable times shall be open for inspection by Authorized Participants.

Section 5.4       Force Majeure.  Notwithstanding any provision herein to the contrary, in no event shall the Trustee be liable for any failure or delay in the performance of its obligations under this Agreement because of bona fide circumstances beyond its control (other than as a result of financial incapacity of the Trustee) and not caused by an act or omission of the Trustee, in the nature of any government act, restrictions, act of God, flood, fire, war, terrorism, earthquake, regulation or control, inability to obtain labor or materials, lack or shortage of Gold Bullion, inability to obtain Gold Bullion due to market demand or market shortage, flood, embargo, sabotage, explosion, bank failure, insurrection, civil commotion, riot, general internet or wireless communication or power failure, or labor shortage or dispute that, in any case, causes such party to be unable to fulfill or to be delayed or restricted in the fulfillment of any duty or obligation arising in connection with the offering of Gold Deposit Receipts.

Section 5.5       Obligations of the Initial Depositor, the Trustee, and the Underwriter.

(a)           None of the Initial Depositor, the Underwriter or the Trustee assumes any obligation nor shall it be subject to any liability under this Trust Agreement to any Owner, Authorized Participant or Other Broker-Dealer or other beneficial owner of a beneficial interest in a Gold Deposit Receipt (including, without limitation, liability with respect to the validity or worth of the Gold Bullion), except that each agrees to perform its respective duties and obligations specifically set forth in this Agreement without gross negligence, willful misconduct or bad faith.

(b)           None of the Initial Depositor, the Underwriter or the Trustee shall be under any obligation to prosecute any action, suit or other proceeding in respect of the Gold Bullion or in respect of the Gold Deposit Receipts.  Neither the Initial Depositor nor any person who is not a “United States person” under Section 7701(a)(30) of the Code shall control any decision concerning whether to compromise, arbitrate, or abandon claims of the Trust or whether to sue on behalf of the Trust or to defend suits against the Trust.

(c)           None of the Initial Depositor, the Underwriter or the Trustee shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, the Calculation Agent, any Owner, Authorized Participant or Other Broker-Dealer or any other person (including the Initial Depositor, the Underwriter and the Calculation Agent, in the case of the Trustee), believed by it in good faith to be competent to give such advice or information.

(d)           (i)             The Trustee shall not be liable for any acts or omissions made by a successor Trustee whether in connection with a previous act or omission of the Trustee or in connection with any matter arising wholly after the resignation or removal of the Trustee, provided that in connection with the issue out of which such potential liability arises the Trustee performed its obligations without gross negligence or bad faith while it acted as Trustee.

(ii)            The Underwriter is authorized to negotiate the terms of any Master Selected Dealer Agreement and shall have no liability for any loss or damage incurred by the Trust resulting from any such agreement negotiated in good faith.  The Trustee shall have no liability with respect to the negotiation of the terms of any Master Selected Dealer Agreement or the form of any Master Selected Dealer Agreement.  The terms of a Master Selected Dealer Agreement shall not adversely affect the duties, rights and responsibilities of the Trustee unless the Trustee expressly consents thereto.

(e)           The Trustee, the Initial Depositor and the Underwriter shall have no obligation to comply with any direction or instruction from any Owner, Authorized Participant, Other Broker-Dealer, or other beneficial owner of a beneficial interest in a Gold Deposit Receipt, except to the extent specifically provided in this Agreement.

(f)           The Trustee shall not be a fiduciary under this Agreement and does not have any obligation towards or relationship of agency or trust for or with any of the Initial Depositor, the Underwriter, the Calculation Agent, the Authorized Participants, Other Broker-Dealers, or other beneficial owners of the Gold Deposit Receipts.  Nothing contained herein shall eliminate the implied contractual covenants of good faith and fair dealing.

(g)           The Trustee agrees to perform its duties under this Agreement in good faith, but only upon the express terms of this Agreement.  Neither the Trustee nor any of its officers, directors, employees, Underwriters or affiliates shall have any implied duties (including law fiduciary duties) or liabilities otherwise existing at law or in equity with respect to the Trust, which implied duties and liabilities are hereby eliminated.

(h)           The Trustee shall take such action or refrain from taking such action under this Agreement as shall be expressly required by this Agreement or as it may be directed in writing by the Underwriter from time to time; provided, however, that the Trustee shall not be required to take or refrain from taking any such action if it shall have determined, or shall have been advised by counsel, that such performance is likely to involve the Trustee in personal liability or is contrary to the terms of this Agreement or of any document contemplated hereby to which the Trust is a party or is otherwise contrary to law or the policies of the Trustee.  If at any time the Trustee determines that it requires or desires guidance regarding the application of any provision of this Agreement or any other document, then the Trustee may deliver a notice to the Initial Depositor or the Underwriter requesting written instructions as to the course of action desired by the Initial Depositor or the Underwriter and such instructions shall constitute full and complete authorization and protection for actions taken by the Trustee in reliance thereon.  If the Trustee does not receive such instructions within ten (10) Business Days after it has delivered to the Initial Depositor or the Underwriter such notice requesting instructions, or such shorter period of time as may be set forth in such notice, it shall refrain from taking any action with respect to the matters described in such notice.

(i)            The Trustee shall not be personally liable to any Person under any circumstances in connection with any of the transactions contemplated by this Agreement, except that such limitation shall not relieve the Trustee of any personal liability it may have to the Trust or the beneficial owners for the Trustee's own bad faith, willful misconduct or gross negligence in the performance of its express duties under this Agreement.  In particular, but not by way of limitation of the foregoing:

(i)           The Trustee shall not be personally liable for any error of judgment made in good faith by any of its officers or employees;

(ii)          No provision of this Agreement shall require the Trustee to expend or risk its personal funds or otherwise incur any financial liability in the exercise of its rights or powers hereunder;

(iii)         Under no circumstance shall the Trustee be personally liable for any representation, warranty, covenant, obligation or indebtedness of the Initial Depositor, the Underwriter or the Trust;

(iv)        The Trustee shall not be personally liable for or in respect of the validity or sufficiency of this Agreement or of any of the Transaction Documents or for the due execution hereof by any Person other than the Trustee or for the value of the Trust property;

(v)         The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document;

(vi)        All funds deposited with the Trustee hereunder may be held in a non-interest bearing trust account and the Trustee shall not be liable for any interest thereon; and

(vii)       The Trustee shall not be personally liable for (x) special, consequential or punitive damages, however styled, including, without limitation, lost profits, (y) the acts or omissions of the Mint, any nominee, correspondent, clearing agency or securities depository through which it holds the Trust’s securities or assets or (z) any losses due to forces beyond the reasonable control of the Trustee, including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(j)            The Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties.  The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any Person as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect.  As to any fact or matter, the Trustee may for all purposes hereof rely on a certificate, signed by any director, the president, any vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the relevant party, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon. The Trustee shall (i) be entitled to conclusively rely upon the identity and authority of an Other Broker-Dealer as may be set forth in a Physical Redemption Form or other document received by the Trustee in accordance with the terms and conditions of this Agreement, (ii) be under no obligation to make any investigation, inquiry or other examination as to (A) the identity or authority of an Other Broker-Dealer set forth in a Physical Redemption Form or other document received by the Trustee in accordance with the terms and conditions of this Agreement or (B) whether said Other Broker-Dealer satisfies the terms and conditions of this Agreement regarding an Other Broker-Dealer or constitutes an Other Broker-Dealer under this Agreement and (iii) incur no liability to anyone in acting upon a Physical Redemption Form or other document received by the Trustee in accordance with the terms and conditions of this Agreement executed by an Other Broker-Dealer. The Underwriter instructs and authorizes the Trustee to accept instructions from Other Broker-Dealers in connection with the terms and conditions of this Agreement.

(k)            In the exercise or administration of the trusts hereunder, the Trustee (i) may act directly or, at the expense of the Initial Depositor or the Underwriter, through Underwriters or attorneys, and the Trustee shall not be liable for the default or misconduct of such Underwriters or attorneys selected by it in good faith and without gross negligence; and (ii) may, at the expense of the Initial Depositor or the Underwriter, consult with counsel, accountants and other experts, and the Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants, or other experts selected by it in good faith and without gross negligence.

(l)            Except as expressly provided in this Section, in accepting the trusts hereby created, the Trustee acts solely as trustee hereunder and not in its individual capacity, and all Persons having any claim against the Trustee by reason of the transactions contemplated by this Agreement shall look only to the Trust property for payment or satisfaction thereof.

(m)           The Delaware Trustee shall be entitled to the same rights, protections, indemnities, limitations, immunities and exculpations as the Trustee hereunder.

(n)           The Trustee shall be entitled to conclusively rely as to the identities of the Authorized Participants on any list of Authorized Participants provided to the Trustee by the Initial Depositor whether as an exhibit to this Agreement, as information provided to the Trustee on the Website or as a separate right. The Trustee shall be protected in so relying.

(o)           The Trustee shall not be required to prepare or file any document required by the Securities Exchange Act of 1934, as amended, to be filed with the Securities and Exchange Commission in connection with the Trust.

Section 5.6       Resignation or Removal of the Trustee; Appointment of Successor Trustee.

(a)           Upon the giving of thirty (30) days’ notice to the parties hereto, the Trustee may at any time resign as trustee hereunder.

(b)           The Underwriter, after consultation with the Initial Depositor, may at any time remove the Trustee in its discretion by written notice delivered to the Trustee in the manner provided in Section 7.5.

(c)           In case at any time the Trustee acting hereunder resigns or is removed, the Underwriter acting on behalf of the Owner, shall use its reasonable efforts to appoint a successor Trustee, which shall be a Qualified Bank, within thirty (30) days.  If no successor Trustee shall have been appointed within such thirty (30) day period, the Underwriter, or the Trustee, at the expense of the Initial Depositor, may apply to a court of competent jurisdiction for the appointment of a successor Trustee.  Every successor Trustee shall execute and deliver to its predecessor, the Initial Depositor and the Underwriter an instrument in writing accepting its appointment hereunder, and thereupon such successor Trustee, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor.  Any such successor Trustee shall promptly mail notice of the appointment of such successor Trustee to the Owners.

(d)           The Delaware Trustee may resign upon thirty (30) days’ prior notice to the Initial Depositor and the Underwriter. Upon the receipt of a notice of resignation or removal, the Underwriter, after consultation with the Initial Depositor, shall promptly appoint a substitute or successor Trustee or Delaware Trustee.  If no successor Delaware Trustee shall have been appointed within such thirty (30) day period, the Underwriter or the Delaware Trustee at the expense of the Initial Depositor, may apply to a court of competent jurisdiction for the appointment of a successor Trustee hereunder.  Every successor Delaware Trustee appointed hereunder shall execute and file a certificate of amendment to the certificate of trust if required by the Act.

(e)           Any corporation into which the Trustee or the Delaware Trustee may be merged, consolidated or converted in a transaction in which the Trustee is not the surviving corporation, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee or Delaware Trustee (including this transaction) shall be the successor of the Trustee or the Delaware Trustee, as the case may be, without the execution or filing of any document or any further act provided that the Delaware Trustee shall file an amendment to the Certificate of Trust if required by the Act.  During the 90-day period following the effectiveness of a merger, consolidation or conversion described in the immediately preceding sentence, the Underwriter may, by 30 days prior written notice to the Trustee, remove the Trustee and designate a successor Trustee in compliance with the provisions of Section 5.6(c).

Section 5.7       Monitoring and Auditing of Activities.  The Trustee shall have no obligation to monitor or supervise the activities of the Initial Depositor or the Underwriter.  In no event shall the Trustee be liable for (i) any loss or damage resulting from the actions or omissions of the Initial Depositor or the Underwriter or loss or damage to the Gold Bullion while in the possession of, or in transit to or from, the Initial Depositor or any Authorized Participant or Other Broker-Dealer, (ii) the amount, validity or adequacy of insurance maintained by the Initial Depositor, (iii) any defect in Gold Bullion held by the Trust or at the Mint, (iv) any failure of Gold Bullion to conform to the requirements set forth in Section 5.1(a)(iii), (v) any failure of Gold Bullion to conform to a description thereof provided by the Initial Depositor to the Trustee or by the Trustee to an Authorized Participant or Other Broker-Dealer or (vi) any exercise of discretion permitted under this Agreement.

Section 5.8       Indemnification.

(a)           The Initial Depositor shall indemnify the Trustee (in its individual and trustee capacities), the Delaware Trustee (in its individual and trustee capacities), and its directors, employees, agents and affiliates (collectively, “Indemnified Parties”) against, and hold each of them harmless from, any loss, liability, claim, action, suit, fee, tax, cost, damage, expense or judgment (including, but not limited to, the fees and expenses of counsel and accountants) (collectively “Indemnified Amounts”) which is incurred by any of them and which arises out of (1) acts performed or omitted pursuant to the provisions of this Agreement, as the same may be amended, modified or supplemented from time to time; (2) any other agreement or instrument to which the Trustee is a party for or on behalf of the Trust, as amended, modified or supplemented (together with this Agreement; the “Transaction Documents”); (3) the performance by the Trustee of its duties and obligations under the Transaction Documents; (4) the exercise by the Trustee of its rights under the Transaction Documents; and/or (5) any filings with or submissions to the Commission in connection with or with respect to such Gold Deposit Receipts (which by way of illustration and not by way of limitation, include any registration statement and any amendments or supplements thereto filed with the Commission or any periodic reports or updates that may be filed under the Securities Exchange Act of 1934, as amended, or any failure to make any filings or submissions to the Commission which are required to be made in connection with or with respect to such Gold Deposit Receipts), except that the Initial Depositor shall not have any obligations under this subsection (a) to pay Indemnified Amounts incurred as a result of and attributable to (i) the gross negligence or bad faith of, or willful misconduct of the Trustee or (ii) written information provided by the Trustee regarding the name and address of the Trustee furnished in writing to the Initial Depositor (and not materially changed or altered) expressly for use in the registration statement filed with the Commission relating to the Receipts.

(b)           If the indemnification provided for in this Section 5.8 is unavailable or insufficient to hold harmless the indemnified party under subsection (a) above, then the indemnifying party shall contribute to the Indemnified Amounts referred to in subsection (a) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Initial Depositor on the one hand and the Trustee on the other hand from the offering of the Gold Deposit Receipts which are the subject of the action or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Initial Depositor on the one hand and the Trustee on the other hand in connection with the action, statement or omission which resulted in such Indemnified Amount as well as any other relevant equitable considerations.  The relative benefits received by the Initial Depositor on the one hand and the Trustee on the other shall be deemed to be in the same proportions as the total commissions from the offering of the Gold Deposit Receipts which are the subject of the action (before deducting expenses) received by the Initial Depositor bear to the total fees received by the Trustee from the offering of such Gold Deposit Receipts.  The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact from which the action arises relates to information supplied by the Initial Depositor or the Trustee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission or the act or omission from which the action arises.  The amount of Indemnified Amounts referred to in the first sentence of subsection (a) and this subsection (b) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim arising under the Transaction Documents.

(c)           To secure the obligations owed by the Initial Depositor to the Trustee hereunder, the Trustee shall have a prior lien on all money or property held or collected by the Trustee in its capacity as Trustee and may withhold or set-off any amounts due and owing to it under this Agreement from any money or property held or collected by it in its capacity as Trustee.

Section 5.9       Retention of Trust Documents.  The Trustee is authorized to destroy those documents, records, bills and other data compiled during the term of this Agreement at the times permitted by the laws or regulations governing the Trustee, unless the Initial Depositor or the Underwriter reasonably requests the Trustee in writing to retain those items for a longer period.

Section 5.10     Federal Securities Law Filings.

(a)           The Initial Depositor shall (i) prepare and file a registration statement with the Commission and take such action as is necessary from time to time to qualify the Gold Trust Receipts for offering and sale under the federal securities laws of the United States, including the preparation and filing of amendments and supplements to such registration statement, (ii) promptly notify the Trustee of any amendment or supplement to the registration statement or prospectus, of any order preventing or suspending the use of any prospectus, of any request for the amending or supplementing of the registration statement or prospectus or if any event or circumstance occurs as a result of which the registration statement or prospectus, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) provide the Trustee from time to time with copies, including copies in electronic form, of the prospectus, as amended and supplemented, in such quantities as the Trustee may request and (iv) prepare, execute and file any periodic reports or updates that may be required under the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder, as amended.  The Trustee shall furnish to the Initial Depositor any information from the records of the Trust in its possession that the Initial Depositor reasonably requests in writing as needed to prepare any filing or submission that the Initial Depositor or the Trust is required to make under the federal securities of the United States or the laws of any other jurisdiction.

(b)           The Initial Depositor shall have all necessary and exclusive power and authority to (i) adopt, implement or amend, from time to time, such disclosure and financial reporting information gathering and control policies and procedures as are necessary or desirable, in the Initial Depositor’s reasonable judgment, for the Trust, to ensure compliance with applicable disclosure and financial reporting obligations under any applicable securities laws, (ii) appoint and remove the auditors of the Trust, (iii) make any determination, choice, estimate or other decision that may be necessary or desirable in connection with the preparation of the financial statements of the Trust and (iv) seek from the relevant securities or other regulatory authorities such relief, clarification or other action as the Initial Depositor shall deem to be necessary or desirable regarding the disclosure or financial reporting obligations of the Trust.

Section 5.11     Prospectus Delivery.  The Underwriter shall, if required by the federal securities laws of the United States, in any manner permitted by such laws, deliver at the time of issuance of Gold Deposit Receipts, a copy of the relevant prospectus for the Trust, as amended and supplemented at such time.

Section 5.12     Discretionary Actions by Trustee; Consultation.

(a)           The Trustee shall notify and consult with the Initial Depositor and the Underwriter before undertaking any action if the Trustee becomes aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in this Agreement.  The Trustee may consult with the Initial Depositor and the Underwriter before taking or refraining from taking any action hereunder and shall be conclusively protected in relying upon or complying with any instructions received from the Initial Depositor and the Underwriter as to what action to take or refrain from taking.

Section 5.13     Dissolution of the Initial Depositor to Terminate Trust.  The dissolution of the Initial Depositor, or its ceasing to exist as a legal entity from, or for, any cause, shall operate to terminate this Agreement insofar as the duties and obligations of the Trustee are concerned unless the Trust is terminated pursuant to Section 6.2.

Section 5.14     Compliance with Applicable Tax Laws.  In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to the Transaction Documents in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Initial Depositor agrees (i) to provide to the Trustee sufficient information about the parties and/or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax related obligations under Applicable Law, (ii) that the Trustee shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability, and (iii) to hold harmless the Trustee for any losses it may suffer due to the actions it takes to comply with Applicable Law. The terms of this Section 5.14 shall survive the termination of this Agreement.

ARTICLE 6

AMENDMENT AND TERMINATION

Section 6.1       Amendment.  The Trustee and the Underwriter may amend any provisions of this Agreement without the consent of any Owner, Authorized Participant, Other Broker-Dealer, or other beneficial owner.  Promptly after the execution of any amendment to this Agreement, the Initial Depositor, must furnish or cause to be furnished written notification of the substance of the amendment to each Owner.  Any amendment that imposes or increases any fees or charges (other than taxes, registration fees or other such expenses), or that otherwise prejudices any substantial existing right of the Owners will not become effective until 30 days after notice of such amendment is given to the Owners, which shall be published on the Website.  Every Owner and Authorized Participant or Other Broker-Dealer, at the time any amendment so becomes effective, shall be deemed, by continuing to hold any Gold Deposit Receipt or an interest therein, to consent and agree to such amendment and to be bound by this Agreement as amended thereby.  In no event shall any amendment impair the right of the Owner of any Gold Deposit Receipt or the Authorized Participant or Other Broker-Dealer that owns such Gold Deposit Receipt to Surrender such Gold Deposit Receipt and receive the amount of cash or Gold Bullion represented thereby, except in order to comply with mandatory provisions of applicable law.

Prior to the execution and delivery of any amendment to this Agreement, the Trustee shall be entitled to receive an opinion of counsel and an Officer’s Certificate that (i) the amendment is authorized or permitted by the terms of this Agreement; and (ii) all conditions precedent relating to the execution of such amendment have been satisfied.  Any amendment that affects the rights, duties, liabilities or immunities of the Delaware Trustee or the Trustee shall require the Delaware Trustee’s written consent or the Trustee’s written consent, as the case may be.

Section 6.2       Termination.

(a)           The Trust shall dissolve and wind up at the written direction of the Underwriter, after consultation with the Initial Depositor, upon at least 30 days’ notice prior to the date set for termination if any of the following occurs:

(i)           The Trustee resigns and no successor trustee is appointed within 60 days from the date the Trustee provides notice to the Initial Depositor and the Underwriter, of its intent to resign;

(ii)          Holders owning at least 75% of the outstanding Gold Deposit Receipts notify the Trustee that they elect to dissolve and liquidate the Trust; provided that a Holder that is not a “United States person” as defined in Section 7701(a)(30) of the Code must irrevocably appoint a United States person with discretionary powers to act as its agent with respect to its rights under this Section 6.2(a)(ii);

(iii)         An event of liquidation or dissolution occurs as to the Initial Depositor;

(iv)        The Initial Depositor ceases to store Gold Bullion at the Mint and does not make alternative arrangements that it deems appropriate; or

(v)         The Trust fails to qualify for treatment, or ceases to be treated, for United States federal income tax purposes, as a grantor trust and the Trustee receives notice from the Initial Depositor or the Underwriter that because of that tax treatment or change in tax treatment, termination of the Trust is advisable.

(b)           The Trustee shall mail notice of such dissolution to the Owner of all Gold Deposit Receipts then outstanding.  Upon the direction of the Underwriter, the Initial Depositor shall sell the Gold Bullion and dissolve and wind up the Trust in accordance with Section 3808 of the Act. Following the dissolution and winding up of the Trust, the Trustee will upon (i) confirmation from the Initial Depositor of the dissolution of the Trust in accordance with Section 3808 of the Act, (ii) Surrender such Gold Deposit Receipts, (iii) payment of fees, including the Withdrawal and Delivery Fee, if applicable, for the Surrender of Gold Deposit Receipts referred to in Section 2.8, and (iv) payment of any applicable taxes or governmental charges, deliver to each Authorized Participant or Other Broker-Dealer the resulting proceeds from the sales of the Gold Bullion as promptly as practicable after receipt of such proceeds.  Upon the distribution of all remaining Trust assets to the Authorized Participants and/or Other Broker-Dealers having an interest in a Gold Deposit Receipt, this Agreement and the Trust shall terminate.  The Trustee shall not accept any deposits of Gold Bullion after the date of termination of this Agreement.  Notwithstanding whether any Gold Deposit Receipts shall remain outstanding after the date of termination, the Trustee shall discontinue the registration of transfers of Gold Deposit Receipts, and shall not give any further notices or perform any further acts under this Agreement.

(c)           Upon the termination of this Agreement, the Initial Depositor or the Underwriter shall instruct the Trustee and the Delaware Trustee in writing to execute and file a certificate of cancellation with the Delaware Secretary of State at the expense of the Initial Depositor.

(d)           Upon termination of this Agreement, the Trustee and the Delaware Trustee shall be discharged from all their obligations under this Agreement.

(e)           Upon termination of this Agreement, each of the Initial Depositor and the Underwriter shall be discharged from all obligations under this Agreement, except that the obligations to the Trustee under Sections 2.10, 3.3, 5.1 and 5.8 shall survive termination of this Agreement.

(f)            If the Initial Depositor shall be adjudged bankrupt or insolvent, or a receiver of the Initial Depositor or of its property shall be appointed, or a trustee or liquidator or any public officer shall take charge or control of the Initial Depositor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then in any such case the Initial Depositor shall be deemed conclusively to have resigned with such resignation being effective immediately upon the occurrence of any of the specified events, and the Initial Depositor shall terminate and liquidate the Trust and distribute its remaining assets pursuant to this Section 6.2.  The Trustee shall have no obligation to appoint a successor Initial Depositor or to assume the duties of the Initial Depositor and shall have no liability to any person because the Trust is or is not terminated pursuant to this paragraph.

ARTICLE 7

MISCELLANEOUS

Section 7.1       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.  Copies of this Agreement shall be filed with the Trustee and shall be open to inspection by any Authorized Participant or Other Broker-Dealer acting for an Owner during the Trustee’s business hours.

Section 7.2       Third-Party Beneficiaries.  This Agreement is for the exclusive benefit of the respective parties hereto, and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

Section 7.3       Severability.  In case any one or more of the provisions contained in this Agreement or in the Gold Deposit Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 7.4       Owners as Parties; Binding Effect.  The Owners, Initial Depositor and Underwriter from time to time shall be parties to this Agreement.  The Owners, Authorized Participants and Other Broker-Dealers shall be bound by all of the terms and conditions hereof and of the Receipts by their acceptance of Gold Deposit Receipts or any interest therein.

Section 7.5       Notices.

(a)           All notices or other communications given under this Agreement must be in English and in writing.

(b)           Any and all notices or other communications to be given to the Trustee, the Initial Depositor, any Authorized Participant, the Underwriter, the Calculation Agent or DTC shall be duly given by facsimile, overnight courier, or electronic transmission, in each case to or at the address set forth below, or specifically in the case of DTC should be made in compliance with any DTC notice requirements then in effect:

To the Trustee:

The Bank of New York Mellon
Corporate Trust Department
101 Barclay Street, Floor 7 East
New York, New York 10286
Attention: William J. Herrmann
Tel: (212) 815-3657
Email: william.herrmann@bnymellon.com

To the Initial Depositor:

Bank of Montreal
3 Times Square
New York, New York 10036
Attention: Legal Department
Email: usec.rho@bmo.com

To the Underwriter or Calculation Agent:

BMO Capital Markets Corp.
3 Times Square
28th Floor
New York, New York 10036
Tel: 1-877-369-5412
Email: investor.solutions@bmo.com

or any other place to which the Initial Depositor or the Underwriter may have transferred its principal office with notice to the Trustee.

(c)           In respect of this Amended and Restated Depositary Trust Agreement, the Trustee shall have no duty or obligation to verify or confirm that the person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a person authorized to give such instructions, directions, reports notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods, including any non-secure method, such as, but without limitation, by facsimile or electronic mail, to submit instructions, directions, reports, notices or other communications or information to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

Section 7.6       Governing Law.

(a)           This Agreement and the Gold Deposit Receipts shall be interpreted and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by the substantive laws (but not the choice of law rules) of the State of Delaware.

(b)           The parties hereto hereby (i) irrevocably submit to the non-exclusive jurisdiction of any Delaware state court or federal court sitting in Delaware or New York, New York in any action or proceedings arising out of or relating to this Agreement and/or the Gold Deposit Receipts and (ii) consent to the service of process by mail.  Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any claim of immunity (sovereign or otherwise), any objection it may have to the laying of venue of any such action or proceedings brought in such a court and any claim that such action or proceedings has been brought in an inconvenient forum. Each party agrees that, in the event that any dispute arising from or relating to this Agreement becomes subject to any judicial proceeding, such party waives any right that it may otherwise have to (x) seek special, indirect, punitive or consequential damages or (y) request a trial by jury.

IN WITNESS WHEREOF, BANK OF MONTREAL, BMO CAPITAL MARKETS CORP., THE BANK OF NEW YORK MELLON, and BNY MELLON TRUST OF DELAWARE have duly executed this Agreement as of the day and year first set forth above.

BANK OF MONTREAL, as Initial Depositor

By:
Name: Deland Kamanga Title: MD, Co-Head, Global Structured Products

BMO CAPITAL MARKETS CORP.

By:
Name: Title:

By:
Name: Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name: Ignazio Tamburello
Title: Vice President

BNY MELLON TRUST OF DELAWARE
as Delaware Trustee

By:
Name: Joann C. DiOssi
Title: Vice President

[Signature Page to the Amended and Restated Depositary Trust Agreement]

EXHIBIT A
FORM OF CERTIFICATE EVIDENCING [CLASS] GOLD DEPOSIT RECEIPTS

[CLASS] GOLD DEPOSIT RECEIPTS
ISSUED BY
VAULTED GOLD BULLION TRUST
EACH REPRESENTING
UNDIVIDED BENEFICIAL OWNERSHIP IN ONE TROY OUNCE OF GOLD BULLION

THE BANK OF NEW YORK MELLON, as Trustee

CUSIP No. [Class CUSIP]

No. ____	* Gold Deposit Receipts

THE BANK OF NEW YORK MELLON, as Trustee (the “Trustee”) hereby certifies that CEDE & CO., as nominee of the Depository Trust Company, or registered assigns, IS THE OWNER OF * Gold Deposit Receipts issued by Vaulted Gold Bullion Trust (the “Trust”), each representing undivided beneficial ownership in one troy ounce of unencumbered, allocated physical gold bullion, as provided in the Agreement referred to below.  The Corporate Trust Department of the Trustee is located at 101 Barclay Street, Floor 7 East, New York, New York 10286. The Trustee has appointed BNY Mellon Trust of Delaware (the “Delaware Trustee”) solely for the purposes described in the Agreement referred to below.

This Certificate is issued upon the terms and conditions set forth in the Second Amended and Restated Depositary Trust Agreement dated     , 2017 (the “Agreement”) by and among the Trustee, the Delaware Trustee, Bank of Montreal, a Canadian chartered bank (the “Initial Depositor”), and BMO Capital Markets Corp., a broker-dealer affiliate of the Initial Depositor (the “Underwriter”).  The Agreement sets forth the rights of purchasers of [Class] Gold Deposit Receipts and the rights and duties of the Trustee, Delaware Trustee, Initial Depositor, Underwriter, and Trust.  Copies of the Agreement are on file at the Trustee’s Corporate Trust Department in New York City.

The Agreement is hereby incorporated by reference into and made a part of this Certificate as if set forth in full in this place.  Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

This Certificate shall not be entitled to any benefits under the Agreement or be valid or obligatory for any purpose unless it is executed by the Trustee by the manual or facsimile signature of a duly authorized signatory of the Trustee.

Dated:	THE BANK OF NEW YORK MELLON,
as Trustee

By:

THE TRUSTEE’S CORPORATE TRUST DEPARTMENT ADDRESS IS
101 BARCLAY STREET, FLOOR 7 EAST, NEW YORK, NEW YORK 10286

*  That number of Gold Deposit Receipts held at The Depository Trust Company at any given point in time.

A-1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) OR AN AUTHORIZED REPRESENTATIVE OF CEDE & CO., DTC’S NOMINEE, TO THE TRUSTEE FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.  OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

A-2

EXHIBIT B
PHYSICAL REDEMPTION FORM

VAULTED GOLD BULLION TRUST
Physical Gold Bullion Redemption Form
(To be completed by Authorized Participant or Other Broker-Dealer on behalf of holder of Gold Deposit Receipts)
Delivery State
This Physical Redemption Form relates to the [Class] Gold Deposit Receipts issued by Vaulted Gold Bullion Trust (CUSIP # [●]).  BMO Capital Markets Corp., as Selling Underwriter, will arrange for delivery of physical Gold Bullion ONLY to addresses within the United States that are within a state specifically approved by the Selling Underwriter for delivery under the Program (a “Delivery State”).  Delivery will be completed by the Gold Carrier for the physical delivery of Gold Bullion by Bank of Montreal.

Please check your Delivery State below:
☐ Alaska	☐ Louisiana	☐ Oregon

☐ Arizona	☐ Maryland	☐ Pennsylvania

☐ California	☐ Massachusetts	☐ Rhode Island

☐ Colorado	☐ Michigan	☐ South Carolina

☐ Connecticut	☐ Missouri	☐ South Dakota

☐ Delaware	☐ Montana	☐ Texas

☐ Florida	☐ Nebraska	☐ Utah

☐ Georgia	☐ New Hampshire	☐ Virginia

☐ Idaho	☐ New York	☐ Washington

☐ Illinois	☐ North Dakota	☐ Wyoming

☐ Iowa	☐ Oklahoma

Delivery Address (which must be within the state checked above)

Holder’s Name:

Address 1:

Address 2:

State:	Zip Code:

Phone::

Form of Delivery

A holder may receive delivery of physical Gold Bullion in one of two forms (subject to availability): 1-ounce gold maple leaf coins, or 1-ounce gold bars.  The Withdrawal and Delivery Fees associated with each form of physical Gold Bullion are as follows:

Product	Withdrawal Fee	Delivery Fee
1-ounce Gold Maple Leaf Coin*	$55 per coin	$50 flat fee
1-ounce Gold Bar*	$45 per bar
*subject to availability

The Authorized Participant or broker-dealer should complete the following worksheet:

Product	Quantity	Withdrawal Fee	Total Withdrawal Fee (Quantity x Withdrawal Fee)
1-ounce Gold Maple Leaf Coin	_______	$55 per coin	$_______
1-ounce gold bar	_______	$45 per bar	$_______

Total Withdrawal Fee:	$_________

Delivery Fee:	$50

Total Withdrawal and Delivery Fee:	$_________

Number of Gold Deposit Receipts Surrendered:	__________

(one Gold Deposit Receipt = 1 troy ounce of gold)

Note: The form of Gold Bullion is subject to availability. If a holder’s preferred form of Gold Bullion is not available for delivery, the Selling Underwriter will contact the Authorized Participant or broker-dealer.

The total Withdrawal and Delivery Fee must be submitted with this form in order for it to be processed.

Terms and Conditions
The undersigned (the “Authorized Participant” or “broker-dealer,” as applicable), acting on behalf of the owner identified below (“Owner”) of [Class] Gold Deposit Receipts of the Trust, CUSIP # [●] (the “Receipts”), requests the redemption for Gold Bullion of the aforementioned Receipts in accordance with, and subject to the terms and conditions set forth in the Amended and Restated Depositary Trust Agreement dated as of    , 2017, as the same may be further amended, restated or supplemented from time to time (the “Depositary Trust Agreement”), and directs the Trustee to cancel such Receipts.

All Gold Bullion shall be delivered by Gold Carrier to the delivery address set forth above.

The Authorized Participant/broker-dealer has surrendered the abovementioned Gold Deposit Receipts to the Trustee and has paid all taxes and governmental charges and fees payable, if any, in accordance with the Depositary Trust Agreement and as determined by the Underwriter or Calculation Agent and notified to the Trustee.

All capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Depositary Trust Agreement.

Authorized Participant/broker-dealer Name:

Authorized Participant/broker-dealer Address:

Signature of Representative of Authorized Participant/broker-dealer:

Print Name:

Date:

Signature Guarantee:

Signature of Owner:

Print Name:

Date:

Signature Guarantee:

Please submit a completed copy of this form by facsimile or email to:
Fax:	(732) 667-9221
E-mail:	☐

EXHIBIT C
COMPENSATION AND CHARGES OF TRUSTEE

The Trustee will charge the Initial Depositor a quarterly fee of $0.02 for each Gold Deposit Receipt, with an annual minimum fee of $75,000.

C-1